Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of April 6, 2006, by and among BUSHMASTER FIREARMS INTERNATIONAL, LLC, a limited liability company organized under the laws of the State of Delaware (the “Buyer”), BUSHMASTER FIREARMS, a corporation organized under the laws of the State of Maine (“Seller”), RICHARD E. DYKE, an individual residing in Henderson, Nevada (“RD”), JEFFREY E. DYKE, an individual residing in Windham, Maine (“JD”), and THE JEFFREY TRUST u/i dated May 16, 1975 (the “Trust” and, together with RD and JD, the “Shareholders”).

ARTICLE I

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING

1.1                               Purchased Assets. Except for the Excluded Assets, at the Closing, Seller shall sell to the Buyer, and the Buyer shall purchase from Seller, all of the Seller’s right, title and interest in and to the Seller’s assets (collectively, the “Purchased Assets”), including, but not limited to, the following, free and clear of all Liens except Permitted Liens, but excluding the Excluded Assets:

(a)                                  all cash and accounts receivable, including without limitation, the bank accounts set forth on Schedule 2.23;

(b)                                 all inventory, parts, castings, moldings, fixtures and tooling wherever located;

(c)                                  to the extent assignable to Buyer, any and all permits, consents and licenses held by the Seller;

(d)                                 all furniture, fixtures, machinery, equipment, vehicles, tools and implements of any kind, character or nature (including without limitation such of the foregoing as are presently leased by Seller under capital leases described in Section 1.4(a) hereof);

(e)                                  the Assumed Contracts, including those listed on Schedule 1.1(e);

(f)                                    all of the Seller’s interests in all improvements to the Real Property;

(g)                                 all Intellectual Property Rights, including all rights to the corporate and tradenames of the Seller and those copyrights, patents, trademarks, tradenames and pending applications therefore listed on Schedule 1.1(g);

(h)                                 all prepaid expenses of Seller relating to periods following the Closing, including amounts paid in advance on account of rent, property taxes, utility charges, fees and deposits;

(i)                                     originals or copies (at the option of Buyer) of all books, records, manuals, files, customer and supplier lists and records, accounts and billing records, plans, blueprints, specifications, drawings, surveys personnel records (to the extent they may lawfully be provided to Buyer) and operating data of Seller whether in electronic format or otherwise;

(j)                                     all rights of the Seller in and to all databases, software, software programs, object codes, source codes, systems documentation and user manuals;

(k)                                  all claims, causes of action and rights of recovery of Seller, whether asserted or commenced on or before the Closing Date;

(l)                                     the right to bill and receive payments for products shipped or delivered by Seller but unbilled or unpaid as of the Closing;

(m)                               all telephone numbers (e.g., toll free numbers), facsimile numbers, Internet addresses, websites and similar numbers or addresses assigned to or used by Seller; and

(n)                                 all of Seller’s catalogs, samples, marketing and promotional materials.

1.2                               Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets do not include the following assets of Seller (collectively, the “Excluded Assets”):

(a)                                  all federal, state and local income tax, property tax and other tax credits and tax refund claims arising out of the Seller’s operations prior to Closing;

(b)                                 the minute books, equity record books and tax returns of Seller;

(c)                                  except as provided in Section 1.5, any insurance policies, insurance proceeds, insurance refunds and prepaid expenses relating to the period prior to the Closing;

(d)                                 all contracts other than the Assumed Contracts and any claims related to Excluded Assets or Excluded Liabilities, and any counterclaims that Seller may have in respect of claims, causes of action or litigation brought against it prior to the Closing Date and related to Excluded Assets or Excluded Liabilities;

(e)                                  any and all capital stock in BFI Helicopter of New Hampshire, Inc. (“BFI”) or Windham Excavating Co. (“Windham”); and

(f)                                    those assets described on Schedule 1.2.

1.3                               Limited Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to assume, as of the Closing Date, and agrees to pay, perform and discharge when due, only the following liabilities, responsibilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

(a)                                  Assumed Contracts. All liabilities, responsibilities and obligations of the Seller arising out of or relating to the Assumed Contracts, but only to the extent they arise, accrue or become performable after the Closing Date;

(b)                                 Customer Deposits. All liabilities, responsibilities and obligations relating to security or other deposits made by customers of the Seller to the extent included in the Purchased Assets;

(c)                                  Regulatory Obligations. All liabilities, responsibilities and obligations relating to any rule, regulation, law, mandate, decision or order of any Governmental Entity, whether enacted or promulgated before, on or after the Closing Date or any permit, consent or license included in the Purchased Assets, in each case relating to periods on or after the Closing Date;

(d)                                 Obligations and Liabilities Included in Working Capital. All liabilities and obligations of Seller which are included in “Current Liabilities”, as defined in Section 1.10(a)(iii) hereof, including without limitation certain sales, use and excise tax liabilities and payroll and employee bonuses relating to periods prior to the Closing; and

(e)                                  Other Liabilities and Obligations. Except as set forth in Section 1.4 hereof, all other liabilities and obligations to the extent such liabilities and obligations arise from the ownership, use and operation of the Purchased Assets following the Closing Date.

Notwithstanding anything in this Section 1.3 to the contrary, “Assumed Liabilities” shall not include any liabilities, responsibilities or obligations expressly identified as an Excluded Liabilities pursuant to Section 1.4.

1.4                               Excluded Liabilities. Except as set forth in Section 1.3, the Buyer shall not assume or be responsible for any of the liabilities or obligations of any Shareholder, the Seller or any Subsidiary (collectively, the “Excluded Liabilities”) including, the following:

(a)                                  any and all liabilities or obligations associated with or relating to any Excluded Assets and any debt of the Seller for borrowed money (including any intercompany debt of the Seller owed to any one or more of its Affiliates) and any outstanding obligations of Seller under any capital leases as of the Closing Date;

(b)                                 any liability or obligation of any kind, character or nature arising out of (i) the conduct of the Seller in connection with the ownership or operation of the Purchased Assets prior to the Closing Date (except as expressly provided for in Section 1.3), including without limitation, the Proceedings (as defined in Section 2.9) set forth on Schedule 2.9, (ii) the employment by the Seller of any employees, whether before or after the Closing Date and whether or not such employees become Buyer’s employees, other than as expressly provided for herein, or (iii) any employment contract, employee benefit plan or arrangement with respect to which Seller is a party or which Seller sponsors, or any Company Plan;

(c)                                  any liability or obligation of the Seller owing to any stockholder, subsidiary or Affiliate thereof including, without limitation, any obligations arising out of or related to the transactions contemplated hereby;

(d)                                 any liabilities related to (i) income taxes of the Seller, any Subsidiary or any of Seller’s shareholders and (ii) all other taxes attributable to the Seller or any Subsidiary for the tax periods or portions of tax periods ending on or prior to the Closing Date, but excluding the sales, use and excise tax liabilities included in Current Liabilities pursuant to Section 1.3(d) hereof;

(e)                                  any liabilities relating to the ownership or operation of the Purchased Assets arising under Environmental Laws attributable to or incurred as a result of any acts, omissions or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, liabilities for the release, handling, discharge, treatment, storage, disposal or presence of Regulated Materials; and

(f)                                    any liabilities, responsibilities and obligations relating to any rule, regulation, law, mandate, decision or order of any Governmental Entity other than those described in Section 1.3(c).

The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.

1.5                               Insurance Proceeds. If prior to the Closing, any Purchased Assets shall have suffered, sustained or incurred any material loss, damage or destruction and the Seller shall not have completed the repair or replacement of such Purchased Asset as of the Closing Date to the reasonable satisfaction of Buyer, then at Buyer’s option, the Seller shall, at the Closing, assign and transfer to Buyer, and Buyer shall be entitled to receive from the Seller, all insurance proceeds collected by reason of such loss, damage or destruction which have not been expended on such repair or replacement, together with any rights to receive any uncollected insurance proceeds relating to such loss, damage or destruction which is payable to the Seller. This Section shall not limit Buyer’s other rights hereunder.

1.6                               Purchase Price; Tax Allocation. The purchase price for the Purchased Assets shall be an aggregate amount of Seventy-Six Million Dollars ($76,000,000) (the “Purchase Price”). The Purchase Price shall be subject to adjustment in accordance with Section 1.10. The Purchase Price shall be allocated for tax purposes among the Purchased Assets and the Assumed Liabilities in accordance with Schedule 1.6 attached hereto. The allocation of Purchase Price to inventory on Schedule 1.6 shall be made by increasing the book value of such inventory on Seller’s books (as reflected on Schedule 1.6 hereof) by a total of $500,000. Buyer and Seller shall each file all its respective income and other tax returns consistent with such allocation for the tax year in which this Agreement is executed and Seller and Buyer shall report all tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, and not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or investigation or otherwise.

1.7                               Closing.

(a)                                  Upon the terms set forth in this Agreement and subject to the fulfillment (or waiver by the party whose obligations are so conditioned) of the conditions set forth in Article V hereof, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Pierce Atwood LLP, One Monument Square, Portland, Maine on April 14, 2006 (or such earlier date on which Buyer’s debt financing can be consummated), or at such other time as the parties may agree in writing (the “Closing Date”).

(b)                                 At the Closing, Buyer will pay the Purchase Price as may be adjusted pursuant to Section 1.10 by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Buyer by Seller at least two (2) Business Days before the Closing Date, provided that $5,000,000 of the Purchase Price shall be delivered by Buyer by wire transfer of immediately available funds to a mutually agreed institutional escrow agent (the “Escrow Agent”) under an escrow agreement to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent substantially in the form of Exhibit A hereto (the “Escrow Agreement”). Simultaneously, (i) Seller will assign and transfer to Buyer all of its right, title and interest in and to the Purchased Assets (free and clear of all Liens, other than Permitted Liens) by delivery of such good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer’s counsel, as shall be effective to vest in Buyer good title to the Purchased Assets (the “Assignment Instruments”), and (ii) Buyer will assume from Seller the due payment, performance and discharge of the Assumed

Liabilities by delivery of such good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller’s counsel, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in Section 1.3 (the “Assumption Instruments”). At the Closing, there shall also be delivered to Seller and Buyer the opinions, certificates and other contracts, documents and instruments required to be delivered under Article V.

1.8                               Further Assurances.

(a)                                  Seller shall from time to time after the Closing, at the request of the Buyer and without further consideration, execute and deliver further documents, instruments of transfer, conveyance, endorsement, direction, authorization or assignment and take such other action as the Buyer may require to more effectively transfer and assign to, and vest in, the Buyer the Purchased Assets and all rights thereto, and to fully implement the provisions of this Agreement.

(b)                                 Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer: (i) to demand and receive from time to time any and all of the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Purchased Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Seller shall deliver to Buyer at Closing an acknowledged power of attorney to the foregoing effect executed by Seller.

(c)                                  Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) compliance with the requirements of any Governmental Entity, (iii) the determination or enforcement of the rights and obligations of any party to this Agreement or any of the Operative Agreements or (iv) in connection with any actual or threatened third party action or proceeding. Each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(d)                                 If, in order properly to prepare its tax returns, other documents or reports required to be filed with any Governmental Entity or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller.

(e)                                  Notwithstanding anything to the contrary contained in this Section 1.8, if the parties are in an adversarial relationship in litigation or arbitration or such an adversarial relationship is reasonably anticipated or foreseen, the furnishing of information, documents or records in accordance with paragraphs (c) or (d) of this Section shall be subject to applicable rules relating to discovery, including without limitation all applicable privileges.

(f)                                    Following the date hereof and following the Closing, Seller shall be given reasonable access to those of its employees who shall or have become employees of Buyer and to the books and records relating to the Business in order to enable Seller to create and provide the financial reports contemplated by this Agreement, to prepare tax returns, to defend, prosecute and resolve any Proceedings against Seller and otherwise to effectuate the transition of the Business from Seller to Buyer. With respect to the preceding sentence, Seller shall be entitled, at no cost to Seller, to use the services of each of John DeSantis, Allen Faraday and Richard Thurston and the other employees of Buyer at such times and on such dates as shall be mutually agreed by Buyer and Seller so as not to unreasonably interfere with the Business of the Buyer. Seller will defend, prosecute and resolve such Proceedings with reasonable diligence to a final conclusion or shall settle such Proceedings at the discretion of Seller (but with the consent of Buyer in the case of any consent decree, injunctive or other relief that seeks to prohibit or restrict the operations of the Business by the Buyer after the Closing, which consent shall not be unreasonably withheld, delayed or conditioned) as to which Buyer will be indemnified by Seller and the Shareholders in full. Seller shall have full control of such defense and prosecution, including (except as provided in the immediately preceding sentence) any settlement thereof and shall be bound by the outcome thereof. Seller shall keep Buyer reasonably apprised of developments in each Proceeding, furnishing to Buyer copies of documents and allowing it to attend proceedings therein as Buyer shall reasonably request, except as otherwise required by applicable law or order.

(g)                                 To the extent that any Assumed Contract is not assignable without the consent of another party thereto, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. Seller and Buyer shall use their reasonable efforts to obtain the consent of such other party to the assignment of any such Assumed Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer shall have no obligation pursuant to Section 1.3 or otherwise with respect to any such Assumed Contract. The provisions of this Section 1.8(g) shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 5.3 has not been fulfilled.

1.9                               Transfer Taxes and Seller’s Sales Taxes.

(a)                                  Transfer Taxes. All sales, income, recording, stamp, conveyance, value added, use, or similar asset transfer taxes, fees and duties or charges under applicable law incurred in connection with the sale and transfer of the Purchased Assets under this Agreement will be borne and paid by the Seller, and the Seller shall promptly reimburse the Buyer for any such tax, fee, duty or charge which it is required to pay under applicable law.

(b)                                 Seller’s Sales Taxes. (i) Seller will obtain, and deliver to Buyer, a tax clearance letter from the Maine Bureau of Taxation prior to Closing that describes the tax liabilities of the Seller incurred before Closing. In accordance with the Title 36, Section 177(6) of the Revised Maine Statutes, Buyer shall withhold from the Purchase Price the amount of taxes indicated to be due in such tax clearance letter. (ii) Seller will obtain, and deliver to Buyer, a tax clearance letter from the Arizona Bureau of Taxation prior to Closing that describes the tax liabilities of the Seller incurred before Closing. In accordance with Title 42, Section 1110 of the Arizona Revised Statutes, Buyer shall withhold from the Purchase Price the amount of taxes indicated to be due in such tax clearance letter.

1.10                         Purchase Price Adjustment.

(a)                                  As used herein, for purposes of this section,

(i)                                     “Net Working Capital” shall mean Current Assets minus Current Liabilities;

(ii)                                  “Current Assets” shall mean the following current assets of Seller, calculated in accordance with generally accepted accounting principles in effect on December 31, 2005 consistently applied (“GAAP”) (other than with respect to the capitalization of certain marketing expenses related to gun shows and the creation of an inventory reserve for certain slow-moving inventory as previously identified by Buyer’s consultant, Crowe Chizek & Co.), to the extent included as Purchased Assets: (A) cash and accounts receivable (net of reserves for doubtful accounts), (B) inventory, (C) prepaid expenses, and (D) any other Purchased

Asset that would be classified as a current asset in accordance with GAAP, all as determined as of close of business on March 31, 2006;

(iii)                               “Current Liabilities” shall mean the following current liabilities of Seller, calculated in accordance with GAAP and set forth on the balance sheet included in the Closing Financials: (A) accounts payable and accrued expenses, (B) taxes, to the extent payable by the Buyer, including without limitation taxes set forth on the balance sheet included in the Closing Financials and (C) any other Assumed Liabilities that would be classified as a current liability in accordance with GAAP, all as determined as of the close of business on March 31, 2006.

(b)                                 The “Net Working Capital Adjustment” is an adjustment to the Purchase Price representing the obligation of the Seller to have Net Working Capital at the close of business on March 31, 2006 not more than $50,000 greater or less than $9,200,000. If, as of the close of business on March 31, 2006, Net Working Capital (as estimated in good faith by the Seller) exceeds $9,200,000 by more than $50,000, then the Net Working Capital Adjustment shall credit Seller (and increase the Purchase Price at Closing) for the amount by which Net Working Capital exceeds $9,200,000 by more than $50,000; provided, however, that if such increase in the Purchase Price is $500,000 or more, the entire amount of such increase shall be deposited by Buyer pursuant to the Escrow Agreement (the “WC Escrow”), to be released upon final determination of the Net Working Capital Adjustment pursuant to this Section 1.10. If as of the close of business as of March 31, 2006, Net Working Capital (as estimated in good faith by the Seller) falls short of $9,200,000 by more than $50,000, then at Closing, the Purchase Price payable by Buyer on the Closing Date shall be reduced by the amount by which Net Working Capital falls short of $9,200,000 by more than $50,000.

(c)                                  The Seller shall prepare and submit to the Buyer, prior to the expected or agreed upon Closing Date, a written good faith estimate of the amount of the Net Working Capital Adjustment as of the close of business on March 31, 2006 (the “Net Working Capital Adjustment Estimate”), which amount shall be used to adjust the Purchase Price at Closing.

(d)                                 Within twenty (20) Business Days following the Closing Date, the Seller will prepare and submit to the Buyer financial statements (balance sheets and income and cash flow statements) for the period from March 3, 2006 through March 31, 2006 (the “Closing Financials”). Within fourteen (14) days after receiving the Closing Financials, Buyer shall prepare and deliver to Seller for review and comment a closing statement (the “Closing Statement”) reasonably detailing as of the close of business on March 31, 2006 Buyer’s determination of the Net Working Capital Adjustment. If Seller objects to any amounts reflected on the Closing Statement, then Seller must, within fifteen (15) days after its receipt of the Closing Statement, give written notice (the “Notice”) to Buyer specifying in reasonable detail any objections, or Buyer’s determination of the Net Working Capital Adjustment shall be final, binding and conclusive on the parties on such fifteenth (15th) day. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the fifteen (15) day period (the “Resolution Period”) after the date of Buyer’s receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all disputes shall be submitted to arbitration before a single arbitrator chosen by the American Arbitration Association (“AAA”), which arbitration shall be conducted in accordance with the Commercial Arbitration Rules of AAA and which shall be held in Portland, Maine. The determination of the Net Working Capital Adjustment by arbitration shall be final, binding and conclusive on the parties hereto. From and after the Closing Date, each of the parties shall provide the other access to their books, records and personnel as such requesting party reasonably determines is necessary to prepare, review or dispute the Closing Statement.

(e)                                  If the final total Net Working Capital Adjustment (as finally determined in accordance with the provisions set forth above) differs from the Net Working Capital Adjustment Estimate, then, within five (5) Business Days after such final determination, either party will pay the other (in immediately available funds) or, if applicable, cause the release of the WC Escrow from the Escrow Account, in accordance with the provisions above or as otherwise directed by such arbitration decision.

(f)                                    In addition to the Net Working Capital Adjustment, on the Closing Date the Purchase Price shall be (i) increased by the amount (if any) by which Seller’s outstanding indebtedness under its line of credit with Citizens Bank New Hampshire (the “Credit Line”) as of the close of business on the Closing Date exceeds the Seller’s outstanding indebtedness under the Credit Line as of the close of business on March 31, 2006, or (ii) decreased by the amount (if any) by which Seller’s outstanding indebtedness under the Credit Line as of the close of business on March 31, 2006 exceeds Seller’s outstanding indebtedness under the Credit Line as of the close of business on the Closing Date; provided, however, that the foregoing calculations shall exclude any draw on the Credit Line unless the proceeds of such draw were (i) used in the Seller’s business and (ii) (A) were included (or used to acquire an asset included) in the Purchased Assets or (B) were used to pay or reduce a liability that would have been reflected in the Net Working Capital Adjustment had such adjustment been determined as of the Closing Date (rather than as of March 31, 2006).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER
AND THE SHAREHOLDERS

The Seller and the Shareholders hereby represent and warrant to the Buyer, jointly and severally, that:

2.1                               Corporate Organization and Existence. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, which jurisdictions are set forth in Schedule 2.1. The Seller has all requisite corporate power and authority to own, use and lease its properties and to carry on its business as it is now being conducted. Seller has all required corporate power and authority to enter into and perform this Agreement and generally to carry out the transactions contemplated hereby.

2.2                               Contracts and Commitments. Except for indebtedness to be repaid by Seller on or prior to the Closing Date, liens to be discharged on or prior to the Closing Date, as set forth in Schedule 2.2 or as contemplated by Section 4.2 hereof, and except for purchase orders for parts or components entered into in the ordinary course of Seller’s business which, as of February 28, 2006, totaled $11,256,856.74 in the aggregate, Seller (i) is not a party to any contract, obligation, understanding or commitment (whether written or oral) which involves a potential or actual commitment or aggregate payments to or from the Seller to or from any third party in excess of $25,000, or which is otherwise material and not entered into in the ordinary course of business, or (ii) is not a party to any contracts with distributors, dealers, manufacturers, representatives or sales agencies with which Seller deals in connection with the Business, asset purchase contracts, employment contracts, financing, credit or loan agreements, capital leases, collective bargaining agreements or similar labor contracts, mortgage, pledge or security agreements, consulting agreements, guaranty, independent contractor agreements, noncompetition agreements or agreements with any current or former officers, directors, employees or shareholders of Seller or Persons or organizations related to or affiliated with any such Persons. Seller (and to the Seller’s knowledge, each other party thereto) is not in material default under any contract, obligation, understanding or commitment and, to the knowledge of Seller, no state of facts exists that upon notice or lapse of time or both would constitute such a default.

2.3                               Authority Relative to this Agreement. Each of the Seller and the Shareholders has the requisite corporate, trust or other power and authority to execute and deliver this Agreement and the Operative Agreements to which each is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and shareholders of Seller and the trustees of the Trust, and no other corporate or trust proceedings on the part of the Seller or the Trust are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and each Shareholder and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes the valid and binding agreement of Seller and each Shareholder, enforceable against Seller and each Shareholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.4                               Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement and the Operative Agreements nor the consummation by Seller or the Shareholders of the transactions contemplated hereby or thereby will directly or indirectly:

(i)                                     conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Seller,

(ii)                                  except as set forth on Schedule 2.4(a)(ii), require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party;

(iii)                               violate or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any contract, indenture, obligation, commitment, note, license, agreement, Governmental Permit or other instrument or obligation to which the Seller or any of its assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or are set forth on Schedule 2.4(a)(ii);

(iv)                              assuming the consents, approvals, authorizations or permits and filings or notifications set forth on Schedule 2.4(a)(ii) are duly and timely obtained or made, violate or constitute (with or without notice or lapse of time or both) a default under any judgment, order, restriction, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Seller, or to any of its assets; or

(v)                                 create (directly or indirectly with or without notice of or lapse of time or both) any Lien on any of the Purchased Assets except pursuant to this Agreement and the agreements contemplated hereby.

2.5                               Financial Statements.

(a)                                  Prior to the execution of this Agreement, Seller has delivered to Buyer true and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of income and cash flows (including the related notes thereto, if any) of Seller and its subsidiaries as of and for the years ended December 31, 2005, December 31, 2004, December 31, 2003, and December 31, 2002 (the “Financial Statements”), as of their respective dates, were prepared in accordance with GAAP applied on a basis consistent with prior periods (except for ATF and international pending sales shown in accounts receivable, for the absence of certain adjustments relating to slow-moving inventory, for capitalized firearms show expenses included in prepaid advertising expenses, and as otherwise noted therein), present fairly, in all material respects, the consolidated financial position and results of operation and cash flows of Seller on a consolidated basis as of and for the years ended December 31, 2005 (the “Balance Sheet Date”), December 31, 2004, December 31, 2003, and December 31, 2002. Except as set forth in the December 31, 2005 balance sheet that is part of the Financial Statements (the “Latest Balance Sheet”) or in Schedule 2.8, and except for Excluded Liabilities, as of the date of this Agreement, Seller has no material obligations, liabilities or material forward or long term commitments (including contingent liabilities).

(b)                                 The management of Seller has established and maintains internal controls and procedures designed to ensure that material information about Seller and its business is made known to the officers of Seller on a timely basis and such internal controls are effective. Seller has provided the Buyer (or its representatives) with access to all financial books and records of Seller requested by Buyer.

2.6                               Operations Since Balance Sheet Date.

(a)                                  Except as set forth in Schedule 2.6(a), since the Balance Sheet Date, there has been no damage, destruction or loss, whether or not covered by insurance, or condemnation or other taking adversely affecting, individually or together with other such events, in any material respect any of the Purchased Assets.

(b)                                 Except as set forth in Schedule 2.6(b) and except with respect to the actions of the Seller resulting in this Agreement, since the Balance Sheet Date, Seller has conducted its business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 2.6(b), Seller has not:

(i)                                     except in the ordinary course of business consistent with past practice, made or permitted any amendment, cancellation or termination of any of the Assumed Contracts or created or suffered to exist any lien on any of the Purchased Assets, except for Permitted Liens, liens to be discharged at or prior to Closing and liens for current taxes not yet due and payable;

(ii)                                  (A) cancelled or waived any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice or (B) other than drawings in the ordinary course of business under Seller’s existing lines of credit;

(iii)                               entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(iv)                              revalued any assets or properties, or accelerated or delayed collection of or (except as contemplated by subparagraph (ii) above) written off notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice, or increased or changed any assumptions underlying bad debt calculations or contingency or other reserves;

(v)                                 except for sales or dispositions of inventory or obsolete or worn out tangible assets in the ordinary course of business, suffered, made (or committed to make) any, sale, transfer, lease, license, encumbrance, loss, disposition, destruction or damage of any Purchased Asset;

(vi)                              made any change in the accounting methods, principles and practices used by Seller from those applied in the preparation of the Latest Balance Sheet or the statements of income, stockholders’ equity and cash flow as of and for the twelve months ended December 31, 2005;

(vii)                           made or contractually committed to make any capital expenditures in an aggregate amount exceeding $100,000;

(viii)                        made any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Seller or any Subsidiary (other than distributions on or prior to March 31, 2006 to shareholders of Seller consistent with Seller’s past practices as a Subchapter S corporation), or any direct or indirect redemption, purchase or other acquisition by Seller of any such capital stock of or any other security of Seller or any Subsidiary not wholly owned by Seller;

(ix)                                (A) except for employment-related compensation consistent with Seller’s past practices, made any payment to any Shareholder or their Affiliates or Associates for products or services sold or rendered or to be sold or rendered, made any other payment in respect of any liability, obligation or commitment to any Shareholder or their Affiliates or Associates or assumed, guaranteed, or otherwise became liable (directly or contingently) for any liability or obligation of any Shareholder or their Affiliates or Associates, or (B) entered into any other transaction, commitment or understanding with any Shareholder or their Affiliates or Associates or for the benefit of any of them;

(x)                                   entered into a contract to do or engage in any of the foregoing after the date hereof; or

(xi)                                entered into any other transaction involving the Business or the Purchased Assets outside the ordinary course of business consistent with past practice.

2.7                                 Absence of Certain Changes or Events. Except as set forth in the schedules to this Agreement, since the Balance Sheet Date, to Seller’s knowledge, Seller has not suffered any Seller Material Adverse Effect.

2.8                                 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.8, as of the date of this Agreement, Seller has no absolute, accrued or contingent indebtedness, liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof, whether accrued, to become due, contingent, or otherwise.

2.9                                 Litigation. Except as disclosed on Schedule 2.9, there are no investigations, complaints, charges, grievances, actions, claims, suits, proceedings at law or in equity or by any Governmental Entity or any other Person (“Proceedings”) pending or, to the knowledge of Seller, threatened against Seller (or any of its directors, officers or employees). No Proceeding is pending at law or in equity or by or before any Governmental Entity against Seller, or any director, officer or employee of Seller that has a reasonable possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby, nor, to the Seller’s knowledge, has there occurred any event or does there exist any condition on the basis of which any such proceeding might properly be instituted. There is no outstanding judgment, injunction, decree or order issued by any Governmental Entity against Seller.

2.10                           Taxes. Seller is a Subchapter S corporation, and converted to S corporation status on January 1, 2000. Seller has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, sales, use, payroll, employee withholding and social security and unemployment) (“Tax Returns”) that it was required to file since January 1, 1999. All such Tax Returns are correct and true in all material respects. All taxes (including interest and penalties) owed by Seller, or for which it may be liable under Treasury Regulations §1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any affiliated group (as defined in Section 1504(a) of the Internal Revenue Code, as amended to date (the “Code”)) (or other group filing on a combined or unitary basis), have been paid. Seller was not

(at any time after January 1, 1999) and is not a party to any tax sharing agreement, nor currently is the beneficiary of any extension of time within which to file any report or return. No claim has been made since January 1, 1999 by a taxing authority in a jurisdiction where Seller does not file reports and returns that it is or may be subject to taxation by that jurisdiction. Any liability of the Seller for taxes not yet due and payable, or which are being contested in good faith, has been expressly provided for on the Financial Statements in accordance with GAAP or are described on Schedule 2.8.

2.11                           Employee Benefit Plans; Labor and Employment Matters.

(a)                                  Set forth in Schedule 2.11 is a true, correct and complete list of each of the following maintained by the Seller or any ERISA Affiliate since January 1, 2000, or with respect to which the Seller or any ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Seller or any ERISA Affiliate due to such employment (the “Company Plans”): (i) each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (“Pension Plan”), (ii) each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), and (iii) each employment agreement or employee benefit or incentive compensation plan, program or arrangement that is not subject to ERISA, including without limitation any retirement, savings, profit sharing, deferred compensation, severance, stock ownership, retention, change in control (other than the arrangements referred to in Section 4.2 hereof for the benefit of Messrs. DeSantis, Faraday and Thurston), stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral. Neither Seller nor any ERISA Affiliate currently maintains or is required to contribute to or make any payments in respect of, or has at any time maintained or been required to contribute to or make any payments in respect of, (i) any Pension Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) (“Multiemployer Plan”).

(b)                                 With respect to the Company Plans, except as would not individually or in the aggregate have a Seller Material Adverse Effect: (i) each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that it is so qualified and nothing has occurred since the date of such letter that is reasonably likely to affect the qualified status of such Company Plan, (ii) each Company Plan has been operated in accordance with its terms and the requirements of applicable law, (iii) neither Seller nor any ERISA Affiliate has incurred or expects to incur any direct or indirect or actual or secondary liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no fact or event exists that is reasonably likely to give rise to any such liability, (iv) there is no pending or, to the knowledge of the Seller, threatened claim, suit or grievance in respect of any of the Company Plans other than claims for benefits in the ordinary course of business, and (v) all required contributions, reserves or premium payments for the Company Plans have been made.

(c)                                  Neither Seller nor, to the knowledge of the Seller, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Company Plan that could subject any such plan (or its related trust), the Seller or any officer, director or employee of

Seller to a material penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

(d)                                 Except as set forth in Schedule 2.11, Seller does not maintain or contribute to any employee welfare benefit plan which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA. Any employee welfare benefit plan set forth in Schedule 2.11 as described in the previous sentence can be amended or terminated at any time in the future without liability other than for benefits incurred in the ordinary course of business.

(e)                                  Except as set forth in Schedule 2.11 and except as would not individually or in the aggregate reasonably likely have a Seller Material Adverse Effect, (i) Seller has complied in all material respects with all applicable laws, rules and regulations which relate to employment matters, including, without limitation, laws, rules and regulations relating to wages, hours, discrimination in employment, immigration and collective bargaining, and is not liable for any arrears of wages or any taxes, fines or penalties for failure to comply with any of the foregoing and (ii) there is no pending or, to the knowledge of the Seller, threatened claim, suit, arbitration, grievance or investigation regarding employment matters against the Seller. Except as set forth in Schedule 2.11, (x) there is no unsatisfied award, judgment or other final resolution of a dispute regarding employment matters against the Seller that requires continuing compliance therewith or that individually or in the aggregate constitutes a material liability and (y) Seller is not a party to any collective bargaining or other labor union contracts. There is no pending or, to the knowledge of the Seller, threatened labor dispute, strike or work stoppage against the Seller which would interfere with the business activities of the Seller, except where such dispute, strike or work stoppage would not have a Seller Material Adverse Effect and, to the knowledge of the

Seller, there are no pending or threatened union organizing or election activities involving any non-union employees of the Seller. Without in any way limiting the foregoing, and except as disclosed in Schedule 2.9 or Schedule 2.11, Seller is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of the United States or any domestic or state, county, city or other political subdivision or of any Governmental Entity applicable to occupational safety and health regarding the Business or the Purchased Assets and during such period has complied with all such laws, statutes, regulations, ordinances or other pronouncements applicable to occupational safety and health.

(f)                                    As used herein, “ERISA Affiliate” shall mean (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Seller, (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with Seller, and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Seller, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph.

(g)                                 Schedule 2.11(g) contains a true and complete list of names and current hourly wage, monthly salary or other compensation of all directors, officers, management employees, consultants, independent contractors or managers employed or retained by Seller, with a summary of existing bonuses, additional compensation and other benefits (whether current or deferred), if any, paid or payable to each such Person for services rendered in the fiscal year ended December 31, 2005. Schedule 2.11(g) contains a true and complete listing and summary description of all employment, compensation, non competition, confidentiality, consulting and independent contractor agreements and any other similar agreements between Seller and its directors, officers, employees, independent contractors and consultants.

(h)                                 Seller is not a party to any contract with any labor organization, nor has Seller agreed to, been required to or been asked to recognize or negotiate any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their respective employees. Seller has no knowledge of any organization currently being made, pursued or threatened by or on behalf of any labor union with respect to their respective employees. Seller has not, within the last three years, experienced any strike, work stoppage, slow down, lockout, grievance proceeding, claim of unfair labor practices or other significant labor difficulty of any nature, nor are any claims pending or, to the best knowledge of Seller, threatened between Seller and any of its employees.

(i)                                     Seller has not received services from any individual whom Seller has treated as an independent contractor or leased employee, but who should have been treated as a common-law employee, for purposes of participating in any Company Plan.

2.12                           Environmental Laws and Regulations.

(a)                                  Except as set forth in Schedule 2.12, (i) the Seller has not received any formal complaint or notice from any Governmental Entity or any other Person alleging any past or present violation of or any liability or unperformed obligation under any Environmental Law in connection with the Purchased Assets or past or present operation of its business that is currently unresolved, (ii) as of the date hereof, to the knowledge of the Seller, there is no investigative proceeding or other action pending against the Seller by any Governmental Entity or any other Person in connection with the past or present operation of its business, and (iii) there are no claims that have been asserted under any Environmental Law against the Seller.

(b)                                 Except as set forth in Schedule 2.12, the Seller has not been subject to any administrative or judicial enforcement action or any other claim, action or complaint pursuant to any Environmental Law either now or at any time during the past five years in connection with the Purchased Assets or its business.

(c)                                  Except as set forth in Schedule 2.12, (i) the Seller is not subject to any remedial obligation or other response action under a currently issued and applicable administrative order, decree, or agreement pursuant to any Environmental Law and (ii) there are no facts, events or conditions relating to the Purchased Assets, the Seller or the past or present operations of its business that are reasonably likely to prevent or hinder material compliance with Environmental Laws or give rise to material liability or material investigatory, corrective or remedial obligations under any Environmental Laws.

2.13                           Real Property.

(a)                                  The Real Property constitutes all of the real property utilized by Seller. A true copy of each lease to which the Seller is a party as a lessee of real property has been delivered by Seller to Buyer and each such lease is listed on Schedule 2.13, is in full force and effect and affords Seller peaceful and undisturbed possession of the subject matter of such lease. Seller has performed all material obligations required to be performed by it under each of the leases to which it is a party, no amount due under any such leases remains unpaid, and no material contingency, claim, dispute or other disagreement exists between the parties to any such leases. No default or event of default on the part of Seller or, to the knowledge of Seller, on the part of the lessor, exists under any lease, and Seller has not received any notice of default under any such lease or any indication that the owner of the leased property intends to terminate such lease, and no event has occurred which with notice or the lapse of time, or both, would constitute a default under any such lease.

(b)                                 Except as set forth on Schedule 2.13, Seller is not in violation of any zoning, land use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to Seller’s use or occupancy of the Real Property (“Zoning Requirements”), nor has Seller received any written notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable regulatory authority would be materially adverse with respect to Seller or would materially impair the ability of Seller to use the affected parcel of the Real Property in the manner and scope in which it is now being used. Except as set forth on Schedule 2.13, (i) there are no operations of Seller on the Real Property which constitute nonconforming uses under any material Zoning Requirement, and (ii) Seller has no knowledge of and has not received any written notice of any pending or contemplated rezoning proceeding affecting the Real Property.

2.14                           Tangible Personal Property. Except as set forth in Schedule 2.14 and Liens to be discharged at the Closing, none of the Purchased Assets is subject to any Lien, and Seller is in possession of and has good, valid, and marketable title, free and clear of all Liens, to its tangible personal property, including the Purchased Assets, other than Liens which will be discharged at or prior to Closing. None of the title defects, objections or Liens (if any) listed in Schedule 2.14 adversely affects the value of any of the items of tangible personal property or interferes with its use in the conduct of the Seller’s business. Except as set forth in Schedule 2.14 and except for liens to be discharged at or prior to Closing, Seller holds good and transferable leaseholds in all of the tangible personal property leased by it, in each case under valid and enforceable leases. Seller is not in default with respect to the lease of any item of tangible personal property purported to be leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof.

2.15                           Permits.

(a)                                  Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are reasonably necessary, individually or in the aggregate, to entitle it to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted, including without limitation such of the foregoing as are issuable pursuant to Environmental Laws (herein collectively called “Governmental Permits”). Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to Buyer and are listed on Schedule 2.15.

(b)                                 Except as set forth in Schedule 2.15, each of such Governmental Permits is in full force and effect, and Seller has fulfilled and performed its obligations under each of the Governmental Permits. No proceedings or other actions to revoke, refuse, renew, modify or restrict the Governmental Permits are pending or threatened, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit restriction, modification, revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of Seller under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller. All filings and reports required by Governmental Entities to be made by Seller have been timely and properly made.

2.16                           Intellectual Property. The Purchased Assets include all rights in all patents, patent rights, trademarks and trademark rights, trade names and trade name rights, trade dress, logos, service marks and service mark rights, brand names, inventions, processes, formulae, copyrights and copyright rights, business and product names, slogans, trade secrets, industrial models, designs, methodologies, know how and other proprietary intellectual property rights and computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, and all pending applications for and registrations of patents, trademarks, service marks and copyrights held or used by Seller (“Intellectual Property Rights”) reasonably necessary to carry out the Seller’s business as presently conducted, all of which are listed on Schedule 1.1(g). Except as set forth on Schedule 2.16, the Intellectual Property Rights do not infringe on any proprietary right of any Person and no claims (x) challenging the validity, effectiveness or ownership by Seller of any of the Intellectual Property Rights, or (y) to the effect that the Intellectual Property Rights infringe or will infringe any intellectual property or other proprietary right of any Person have been asserted or, to the Seller’s knowledge, are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. To Seller’s knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee of Seller.

2.17                           Brokers and Finders. Except for the fees and expenses payable to Atlantic Management Company, Inc., which fees and expenses are reflected in its agreement with Seller

(and payable by Seller), Seller has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

2.18                           Affiliate Transactions. Except for employment-related compensation consistent with Seller’s past practices and benefits disclosed elsewhere in this Agreement and the use of automobiles and BFI’s helicopter, no officer, director or shareholder of Seller, or any Affiliate or Associate of any of them, provides or causes to be provided any assets, services or facilities used or held for use in connection with the Seller’s business, and no such officer, director, shareholder or Affiliate or Associate is provided any assets, services or facilities by Seller’s business.

2.19                           Sufficiency of Assets. Except as set forth in Schedule 2.19, the Purchased Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller and (ii) include all of the operating assets of Seller.

2.20                           Inventory. All of Seller’s inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. All items included in the inventory are the property of Seller, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any Governmental Entity. The NFA Assets described in Section 4.9(c) hereof consist solely of 2,377 “full auto receivers” or short barrel rifles.

2.21                           Substantial Customers and Suppliers. Schedule 2.21(a) lists the ten (10) largest customers of Seller, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Schedule 2.21(b) lists the ten (10) largest suppliers of the Business, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed on Schedule 2.21(a) or 2.21(b), no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Business since the Balance Sheet Date, or, to the knowledge of Seller, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. To the knowledge of Seller, no such customer or supplier is threatened with bankruptcy or insolvency.

2.22                           Compliance with Laws.

(a)                                  Except as disclosed in Schedule 2.9 or 2.12, Seller is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of the United States or any domestic or state, county, city or other political subdivision or of any Governmental Entity applicable to the Business or the Purchased Assets and during such period has complied with all such laws, statutes, regulations, ordinances or other pronouncements applicable to lobbying and related activities and to the sale of firearms to any non-United States Governmental Entity or Person.

(b)                                 Neither Seller nor any Subsidiary, nor any director, officer, agent, employee (whether full time or contract) or other Person acting on behalf of Seller or any Subsidiary has, in the course of its actions for, or on behalf of, Seller or any Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or the Business; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (whether full time or contract) from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or otherwise unlawful payment to any foreign or domestic government official or employee (whether full time or contract).

2.23                           Bank and Brokerage Accounts.

Schedule 2.23 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Seller has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Seller having signatory power with respect thereto.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS. WITHOUT LIMITATION OF THE FOREGOING, ANY AND ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS PROVIDED HEREIN, THE PURCHASED ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS, WITH ALL FAULTS”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller that:

3.1                                 Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing as a foreign limited liability company in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Buyer has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby.

3.2                                 Authority Relative to This Agreement. Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by the Managing Board of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of the Seller, constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.3                                 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will:

(a)                                  conflict with or result in any breach of any provision of the Certificate of Formation or the Limited Liability Company Agreement of Buyer;

(b)                                 require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity;

(c)                                  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate would not have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby; or

(d)                                 assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 3.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or to any of their respective assets, except for violations which would not individually or in the aggregate have a Buyer Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby.

3.4                                 Financing. Buyer will have sufficient funds available to it to consummate the transaction at the Closing as contemplated by this Agreement, which commitments remain in full force and effect in accordance with their respective terms. Concurrently with the execution and delivery by Buyer of this Agreement, Buyer’s affiliate, Cerberus Capital Management, L.P., has executed and delivered to Seller a letter agreement with respect to such funding and other matters.

3.5                                 Brokers and Finders. Except for the fees and expenses payable to Meritage Capital Advisors, LLC, which fees and expenses are reflected in its agreement with Buyer (and payable by Buyer), Buyer has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

4.1                                 Regulatory Matters.

(a)                                  Buyer and Seller shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed by their respective “ultimate parent” companies under the Hart-Scott-Rodino Antitrust Improvements Act, as amended and the rules and regulations promulgated thereunder (“HSR”) with respect to the transactions contemplated hereby. The parties shall use their commercially reasonable efforts to make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under HSR to terminate or expire at the earliest possible date and to resist vigorously, at their respective cost and expense (including, without limitation, the institution or defense of legal proceedings), any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. All HSR fees shall be shared one half by the Seller and one half by the Buyer.

(b)                                 The parties shall, promptly after the date hereof, cooperatively commence all commercially reasonable efforts, including without limitation the making of all necessary filings and the giving of all necessary notices to Governmental Entities, to enable Buyer to obtain the permits, licenses and approvals listed on Schedule 4.1 hereof (the “Buyer Permits”). The parties shall diligently pursue and use their commercially reasonable efforts to obtain such authorizations and approvals as promptly as practicable prior to the Closing Date.

4.2                                 Conduct of Business of Seller. Seller agrees that during the period from the date of this Agreement to the Closing Date (unless the Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated by this Agreement), Seller will exercise commercially reasonable efforts to: (i) conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) seek to preserve intact its current business organization, (iii) keep available the services of its current officers and employees and (iv) preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect on the Closing Date. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or as set forth in Schedule 4.2, prior to the Closing Date, Seller will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)                                  sell, pledge, lease, license or otherwise encumber or transfer any of the Purchased Assets (except for (i) the sale or other disposition of obsolete or worn-out assets or assets being replaced in the ordinary course of business prior to the Closing Date, or (ii) sales of inventory in the ordinary course of Seller’s business);

(b)                                 grant any increases in (or make any amendments to) the compensation (including, without limitation, incentive compensation) of any of its directors, officers or employees; provided, however, that nothing contained herein shall prohibit or restrict Seller from paying to Allen Faraday, John DeSantis or Richard Thurston bonus payments in connection with the Closing from the proceeds of the sale of the Purchased Assets;

(c)                                  pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Plans as in effect on the date hereof to any such director or officer, whether past or present; provided, however, that nothing contained herein shall prohibit or restrict Seller from paying to Allen Faraday, John DeSantis or Richard Thurston bonus payments in connection with the Closing from the proceeds of the sale of the Purchased Assets;

(d)                                 enter into any new, or amend any existing, Company Plan or employment or severance or termination agreement with any director, officer or employee; provided, however, that nothing contained herein shall prohibit or restrict Seller from paying to Allen Faraday, John DeSantis or Richard Thurston bonus payments in connection with the Closing from the proceeds of the sale of the Purchased Assets;

(e)                                  except as may be required to comply with applicable law or as may be required by those items listed on Schedule 4.2, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof or amend any Company Plan if, in either case, such amendment would have the effect of enhancing any benefits thereunder; provided, however, that nothing contained herein shall prohibit or restrict Seller from paying to Allen Faraday, John DeSantis or Richard Thurston bonus payments in connection with the Closing from the proceeds of the sale of the Purchased Assets;

(f)                                    subject any of its assets, or any part thereof, to any Lien or suffer such to be imposed other than such Liens as may arise in the ordinary course of business consistent with past practices or by operation of law which will not be discharged on or prior to the Closing Date;

(g)                                 make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write down the value of any inventory or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices;

(h)                                 settle, release or forgive (or commence) any material claim, litigation or adversarial proceeding or waive any material right, other than the settlement of the pending litigation between Seller and Colt described on Schedule 2.9;

(i)                                     amend (in a manner adverse to Seller or the Purchased Assets), terminate or waive any material right under any of the Assumed Contracts; or

(j)                                     take any of the actions described in Section 2.6(b)(viii) or (ix).

4.3                                 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, any submissions requested by the Federal Trade Commission, the Department of Justice, the United States Bureau of Alcohol, Tobacco, Firearms and Explosives (“BATFE”) or the United States Department of State (“State”)) and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement (and, in such case, to proceed with such transactions as expeditiously as possible).

4.4                                 Access to Information. Following execution of this Agreement, upon reasonable notice, Seller shall afford to officers, employees, counsel, accountants, prospective financing sources, and other authorized representatives of Buyer (“Representatives”), full, open, continuing and reasonable access, upon reasonable notice throughout the period prior to the Closing Date, to its (i) equipment, personal and intangible properties, facilities and real properties, (ii) accounting files, financial and operating data, budgets, projections and plans, (iii) regulatory and other government filings, (iv) employment records, policies and files, (v) material contracts, agreements and undertakings, (vi) environmental filings and tax returns, (vii) reports, schedules, books and records, and (viii) other information relevant to the Seller’s business, including without limitation any Proceedings against Seller, (collectively, the “Information”); and, during such period, Seller shall furnish or make available reasonably promptly to such Representatives copies of all such Information (in addition to the information and materials which Buyer has previously received) as may reasonably be requested, including but not limited to a copy of each report, schedule or other document filed with or received by Seller from any Governmental Entity at any time prior to the Closing. Seller shall make reasonably available all of its officers, employees, agents or advisors to Buyer’s Representatives for purposes of reviewing, providing, discussing, or describing any of the Information or otherwise keeping the Buyer and its Representatives apprised with respect to, and responding to Buyer’s inquiries regarding, the Seller’s business. Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated January 31, 2006 (the “Confidentiality Agreement”), by and between Seller and Buyer shall apply with respect to information furnished by Seller or its respective officers, employees, counsel, accountants and other authorized representatives hereunder. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated thereby.

4.5                                 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement. Nothing contained herein shall prohibit Seller or Buyer from seeking any consents required to consummate the transactions contemplated by this Agreement or facilitating the transition of relationships with customers, suppliers, employees and other important business counterparties to Buyer.

4.6                       Employees.

(a)                                  At or prior to the Closing, Buyer hereby agrees to offer employment to each individual listed on Schedule 4.6(a), and to offer employment agreements substantially in the form attached hereto as Exhibit B to the individuals listed on Schedule 4.6(b), on terms substantially similar in the aggregate to the terms under which such individual is presently employed by Seller (and, if accepted by such individual, to execute such agreement concurrently with the Closing), and to indemnify and hold the Seller harmless from and against any severance or other obligations arising out of terminations after the Closing Date of any of the individuals listed on Schedule 4.6(a) or (b) who accept such offer of employment from Buyer.

(b)                                 Seller shall promptly make any necessary filings with the Department of Labor under its Delinquent Filer Voluntary Compliance Program with respect to its Form 5500 filing requirements. Seller will hold Buyer harmless for any costs, fines or penalties related thereto.

4.7                                 Notice of Breach. Through the Closing Date, the Seller shall promptly give Buyer written notice with particularity upon having knowledge of any matter that may, if the same were made on or as of the date of such event, transaction or circumstance, constitute a breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement. Through the Closing Date, the Seller shall promptly supplement the schedules to this Agreement (a “Supplement”) after the occurrence of any event, that changes or is reasonably likely to change in any material respect any statement made by the Seller in this Agreement or in any such Schedule, provided that no such Supplement or modification shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for the purposes of determining satisfaction of any condition contained herein or shall in any way limit the Buyer’s right to seek indemnification under Section 7.2.

4.8                                 Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month a copy of the unaudited balance sheets and the related unaudited statement of income (including related notes thereto, if any) for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer as presenting fairly, in all material respects, the financial position and results of operation of Seller as of and for the month then ended.

4.9                     Additional Agreements.

(a)                                  Following the Closing, Seller and the Shareholders will cause BFI to provide Buyer with continued use of the helicopter presently owned by BFI for a five (5) year period (at levels of usage not in excess of Seller’s usage thereof during the three-year period immediately preceding the date of this Agreement), for which Buyer shall reimburse BFI on a monthly basis within 30 days of receipt of BFI’s invoice for BFI’s actual out-of-pocket expenses associated with such usage.

(b)                                 At or prior to Closing, RD shall enter into a mutually acceptable agreement with Buyer to provide Buyer with continued use of the lodge located in Packington, Quebec (Lac Légaré) for each of the five (5) summers following the Closing Date at an annual fee of $6,000 per year; provided, however, that the obligation set forth in this Section 4.9(b) shall be subject to and conditioned upon RD successfully exercising his option to purchase such lodge.

(c)                                  In the event that, as of the Closing Date, Seller has not received approval from BATFE to transfer to Buyer certain firearms, frames or receivers of firearms under the

National Firearms Act of 1934, as amended to date (the “NFA Assets”), Seller shall retain custody of the NFA Assets (of which Buyer would be and remain the beneficial owner), and as orders for firearms incorporating such firearms frames or receivers are received by Buyer, Seller shall authorize Buyer to build such firearms frames or receivers up to full firearms, which Seller would then transfer to the customer and for which Buyer shall invoice the customer and receive the sale revenues. In the event that such approval is received within seven (7) days after the Closing Date, Seller shall submit NFA transfer applications to transfer the NFA Assets to Buyer upon BATFE approval and the preceding sentence shall be of no further force or effect.

4.10                           Fulfillment of Conditions. Buyer and Seller will execute and deliver at the Closing each Operative Agreement that each is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the other Party contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.11                           Non-Competition.

(a)                                  For a period of five (5) years commencing with the date hereof, neither Seller nor any Shareholder shall, directly or indirectly:

(i)                                     own an interest in, control, function in an executive or managerial capacity for or be employed by, act as a consultant to or advise in any capacity any entity engaged in, nor shall Seller or any Shareholder, directly or indirectly, engage in, the Business;

(ii)                                  solicit, hire or engage (except as expressly permitted by Section 1.8(f) hereof) as an employee, independent contractor or agent any Person who is presently or hereafter employed by or associated with Buyer; provided, however, that such restriction shall not apply to Persons whose employment has been terminated by Buyer;

(iii)                               cause or attempt to cause (A) any client, customer or supplier of the Buyer to terminate or materially reduce its business with the Buyer or (B) any officer, employee or consultant of the Buyer to resign or sever a relationship with the Buyer or a subsidiary of Buyer; and

(iv)                              disclose (unless compelled by judicial or administrative process) or use any confidential or secret information relating to the Purchased Assets, Buyer or any of their respective clients, customers or suppliers (except, prior to the Closing Date, in the operation of Seller’s business in the ordinary course).

(b)                                 The parties agree and acknowledge that any actual or threatened violation of the terms of this Section 4.11 by Seller or any Shareholder would result in irreparable harm to the Buyer, the consequences of which would not be wholly compensable by monetary damages. Accordingly, Buyer shall be entitled to injunctive or similar relief, without the necessity of actual monetary loss being proved, in the event of such a threatened or actual breach of a provision of this Section 4.11 by Seller or any Shareholder, which remedies shall be cumulative with and not exclusive of any monetary or other relief that may be available to Buyer.

(c)                                  The parties hereto recognize that laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section 4.11 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 4.11 shall not render unenforceable, or impair, the remainder of the provisions of this Section 4.11. Accordingly, if any provision of this Section 4.11 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

4.12                           Change of Name.

(a)                                  From and after the Closing, neither Seller nor any Shareholder or any of their Affiliates will use the “Bushmaster Firearms” name or any confusingly similar name, or the Intellectual Property of Seller listed on Schedule 1.1(g), without the prior written consent of Buyer, and in furtherance thereof Seller will, immediately following the receipt of all BATFE approvals necessary to consummate the transactions contemplated hereby and the surrender by Seller of any remaining BATFE licenses or permits, cause an amendment to the Company’s Articles of Incorporation to become effective changing the name of the Company to delete the name “Bushmaster Firearms”; and shall make appropriate filings in all other jurisdictions in which Seller is qualified as a foreign corporation to delete such name from its qualifications. Until such name change is effective, Seller shall provide any required consents to permit Buyer to operate using the name “Bushmaster Firearms International, LLC”.

(b)                                 The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Purchaser hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

4.13                           Lease of Windham Premises. On the Closing Date, Buyer shall execute and deliver, and Seller shall cause Windham to execute and deliver, a lease with respect to the Windham, Maine premises presently leased by Windham to Seller (which existing lease shall be terminated on the Closing Date), substantially in the form attached hereto as Exhibit C.

4.14                           Consulting Agreement. At the Closing, Buyer and RD shall enter into a Consulting Agreement substantially in the form attached hereto as Exhibit D.

ARTICLE V

CONDITIONS TO CLOSING

5.1                                 Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a Governmental Entity directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition the invoking party shall have used its commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

(b)                                 All governmental consents, orders and approvals legally required by BATFE or State for the consummation of the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date and the waiting periods under HSR shall have expired or been terminated.

5.2                                 Conditions to Seller’s Obligations to Effect the Closing. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

(a)                                  The representations and warranties of Buyer contained in this Agreement that address matters only as of a particular date shall be true and correct as of such date (without giving effect to any materiality qualifications therein) and all other representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any materiality qualifications therein) except, in either case, as a result of facts and circumstances that, taken together, have not had and are not reasonably likely to have a Buyer Material Adverse Effect, and the Seller shall have received a certificate of the President or a Vice President of Buyer to the foregoing effect.

(b)                                 Buyer shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and the Seller shall have received a certificate of the President or a Vice President of Buyer to the foregoing effect.

5.3                                 Conditions to Buyer’s Obligations to Effect the Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following additional conditions:

(a)                                  The representations and warranties of the Seller and the Shareholders contained in this Agreement that address matters only as of a particular date shall be true and correct as of such date (without giving effect to any materiality qualification therein) and all other representations and warranties of the Seller and the Shareholders contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any materiality qualification therein), except, in either case, as a result of facts and circumstances that, taken together, do not constitute a Seller Material Adverse Effect, and the Buyer shall have received a certificate of the President or a Vice President of Seller to the foregoing effect.

(b)                                 Seller shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Closing Date, and Buyer shall have received a certificate of the President or a Vice President of Seller to the foregoing effect.

(c)                                  During the period from December 31, 2005 to the Closing Date, there shall not have been any change, effect or circumstance constituting a Seller Material Adverse Effect.

(d)                                 Buyer shall have received a favorable opinion, dated the Closing Date, from Pierce Atwood LLP, counsel to the Seller, substantially in the form of Exhibit E hereto.

(e)                                  Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Seller or in furtherance of the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request. Buyer shall have received the consents required from third parties in order for the Assumed Contracts to be assigned to and assumed by the Buyer as contemplated by this Agreement and the Governmental Entity authorizations and Buyer Permits listed on Schedule 5.3(e) hereof. Buyer shall have received signed employment agreements from each of the individuals listed on Schedule 4.6(b).

(f)                                    Seller and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE VI

TERMINATION; AMENDMENT; WAIVER

6.1                                 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date, by the mutual written consent of Buyer and Seller.

6.2                                 Termination by Either Buyer or Seller. This Agreement may be terminated by Buyer or Seller if (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, or (ii) the Closing shall not have occurred on or before April 30, 2006 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the Closing not to have occurred prior to April 30, 2006.

6.3                                 Termination by Buyer. This Agreement may be terminated by Buyer prior to the Closing Date, if (i) Seller commits a material breach of this Agreement and such breach is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Seller of written notice of such breach, or (ii) any representation or warranty of the Seller and the Shareholders that addressed matters only as of a specified date was not true and correct as of such date or any other representation or warranty of the Seller contained in this Agreement shall not be true and correct (in either case, without giving effect to any materiality qualifications therein), except, in any case, such failures to be true and correct resulting from facts and circumstances that do not constitute a Seller Material Adverse Effect; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Seller of written notice of such failure.

6.4                                 Termination by Seller. This Agreement may be terminated by Seller at any time prior to the Closing Date if (i) Buyer commits a material breach of this Agreement and such breach is not cured, or is incapable of being cured, within thirty (30) days after the receipt by

Buyer of written notice of such breach, or (ii) any representation or warranty of Buyer that addressed matters only as of a specified date was not true and correct as of such date or any other representation or warranty of Buyer contained in this Agreement shall not be true and correct (in either case without giving effect to any materiality qualifications contained therein), except, in any case, such failures to be true and correct resulting from facts and circumstances that are not reasonably likely to materially adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement; provided, that such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by Buyer of written notice of such failure.

6.5                                 Extension; Waiver. At any time prior to the Closing Date, either Buyer or Seller may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. As used in this Section 6.5, with respect to the Buyer, the “other” party means Seller or the Shareholders and, with respect to the Seller or the Shareholders, the “other” party means the Buyer.

ARTICLE VII

INDEMNIFICATION

7.1                                 Indemnification by Buyer. Subject to the limitations set forth in Section 7.4, Buyer hereby covenants and agrees to indemnify and hold Seller harmless from, against and in respect of:

(a)                                  any claims, demands or causes of action of any kind or nature by any third party arising from Buyer’s ownership or use of the Purchased Assets subsequent to the Closing or which relate to the Assumed Liabilities;

(b)                                 any losses, damages or deficiencies resulting from any misrepresentation or breach of warranty (without giving effect to any materiality qualification therein) by Buyer under this Agreement or from any misrepresentation in any certificate or other instrument provided by Buyer to Seller pursuant to or in connection with this Agreement;

(c)                                  any losses, damages or deficiencies resulting from any nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement;

(d)                                 all actions, suits, proceedings, demands, assessments, judgments and reasonable and necessary costs and expenses, including all attorney’s fees, incident to any of the foregoing.

The foregoing matters giving rise to Seller’s right to indemnification hereunder are hereinafter referred to as “Seller Claims.” For purposes of this Section 7.1, “Seller” shall also include its Affiliates and its and their respective directors, officers, partners, trustees, shareholders, employees and agents.

7.2                                 Indemnification by Seller and Shareholders. Subject to the limitations set forth in Section 7.4, Seller and the Shareholders, jointly and severally, hereby covenant and agree to indemnify and hold Buyer harmless from, against and in respect of:

(a)                                  any claims, demands or causes of action of any kind or nature by any third party arising from or relating to (i) Seller’s ownership or use of the Purchased Assets or operation of the Business prior to the Closing, (ii) the Excluded Assets, (iii) the Excluded Liabilities, (iv) any liability of any Shareholder or (v) any liability of Seller or any Subsidiary not expressly assumed by Buyer pursuant to this Agreement;

(b)                                 any losses, damages or deficiencies resulting from any misrepresentation or breach of warranty by Seller or the Shareholders (without giving effect to any materiality qualification therein) under this Agreement or from any misrepresentation in any certificate or other instrument provided by Seller to Buyer pursuant to or in connection with this Agreement;

(c)                                  any losses, damages or deficiencies resulting from any nonfulfillment of any covenant or agreement on the part of Seller under this Agreement;

(d)                                 all actions, suits, proceedings, demands, assessments, judgments and reasonable and necessary costs and expenses, including all attorney’s fees, incident to any of the foregoing.

The foregoing matters giving rise to Buyer’s right to indemnification hereunder are hereinafter referred to as “Buyer Claims.” For purposes of this Section 7.2, “Buyer” shall also include its Affiliates and its and their respective directors, officers, partners, shareholders, employees and agents.

7.3                                 Reimbursement. Subject to the limitations set forth in Section 7.4, at any time after the Closing Date, Buyer shall reimburse Seller, and Seller and the Shareholders, jointly and severally, shall reimburse Buyer, on demand, for any payment made by or loss or damage incurred by Seller and the Shareholders in respect of any Seller Claim or by Buyer in respect of any Buyer Claim, respectively, to which the foregoing indemnity relates; provided, however, that within a reasonable time after Seller receives notice of such Seller Claim or Buyer receives notice of such Buyer Claim and before Seller, the Shareholders, or Buyer makes any such payment, it must notify the other party of the underlying claim or action, but the omission to so notify the other party shall not release such party from any liability which it has or may have except to the extent Seller, the Shareholders or Buyer actually has been materially prejudiced by such failure to give notice. In the event of such notice, Buyer or Seller or the Shareholders shall be entitled to participate in and to assume the defense of any action relating to a claim for which it is the indemnifying party hereunder with counsel reasonably satisfactory to the other party if Buyer or Seller or any Shareholder promptly notifies the other party of its intention to do so and keeps the other party fully informed as to all matters relating to the defense and settlement of such action. Buyer shall not settle or compromise any Buyer Claim as to which Seller or the Shareholders has assumed the defense and neither Seller nor the Shareholders shall settle or compromise any Seller Claim as to which Buyer has assumed the defense. Buyer shall in no case settle or compromise a Seller Claim or consent to the entry of judgment with respect to a Seller Claim, and neither Seller nor the Shareholder shall settle or compromise a Buyer Claim or consent to the entry of judgment with respect to a Buyer Claim, in either case other than solely for money damages within the limits set forth in Section 7.4, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or judgment would adversely affect the rights of the other party in any continuing manner.

7.4                                 Limitations of Liability.

(a)                                  Buyer shall not be required to indemnify Seller with respect to any claim for indemnification pursuant to Section 7.1(b) unless and until the aggregate amount of all claims against Buyer under Section 7.1(b) exceeds One Hundred Thousand Dollars ($100,000) in the aggregate and thereafter only to the extent of the excess. In no event shall the liability of Buyer under Section 7.1(b) exceed fifty percent (50%) of the Purchase Price in the aggregate. Notwithstanding anything to the contrary herein, the limitations in the two immediately preceding sentences shall not apply with respect to any other provision of this Article VII. Notwithstanding anything to the contrary contained herein or in any related document, Buyer shall not be liable to Seller for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. The limitations set forth above shall not be applicable to any claim by Seller for indemnification based on actual fraud or intentional misrepresentation by Buyer.

(b)                                 Seller and the Shareholders shall not be required to indemnify Buyer with respect to any claim for indemnification pursuant to Section 7.2(b) unless and until the aggregate amount of all claims against Seller and the Shareholders under Section 7.2(b) exceeds One Hundred Thousand Dollars ($100,000) in the aggregate and thereafter only to the extent of the excess. In no event shall the liability of Seller and the Shareholders under Section 7.2(b) exceed fifty percent (50%) of the Purchase Price in the aggregate. Notwithstanding anything to the contrary herein, the limitations in the two immediately preceding sentences shall not apply with respect to any other provision of this Article VII. Notwithstanding anything to the contrary contained herein or in any related document, Seller and the Shareholders shall not be liable to

Buyer for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. The limitations set forth above shall not be applicable to any claim by Buyer for indemnification based on actual fraud or intentional misrepresentation by Seller or the Shareholders.

(c)                                  Each party shall provide the other party with such additional information as such party may reasonably request regarding any Claim.

(d)                                 The remedies provided for in this Article VII are exclusive and shall be in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement.

7.5                                 Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall survive the Closing for a period of twelve (12) months and any Seller Claims made pursuant to Section 7.1(b) must be made prior to such time. Any Seller Claims arising under Section 7.1(c) above must be made within twelve (12) months following the date that the covenant upon which it is based shall expire by its terms. The limitations set forth above shall not be applicable to any claim by Seller for indemnification based on actual fraud or intentional misrepresentation by Buyer.

7.6                                 Survival of Seller and Shareholder Representations and Warranties. The representations and warranties of Seller and the Shareholders contained in this Agreement (other than those contained in Sections 2.10, 2.11, 2.12 and 2.15) shall survive the Closing for a period of twelve (12) months and any Buyer Claims made pursuant to Section 7.2(b) must be made prior to such time. Any Buyer Claims arising under Section 7.2(b) above with respect to any representation or warranty contained in Sections 2.10, 2.11, 2.12 or 2.15 shall survive the

Closing until 90 days after the expiration of the applicable statute of limitations. Any Buyer Claims arising under Section 7.2(c) above must be made within twelve (12) months following the date that the covenant upon which it is based shall expire by its terms. The limitations set forth above shall not be applicable to any claim by Buyer for indemnification based on actual fraud or intentional misrepresentation by Seller or the Shareholders.

7.7                                 Exclusive Remedy. The remedies set forth in this Article VII (together with the termination rights contained in Article VI) constitute the parties’ exclusive remedies arising out of or in connection with this Agreement. Neither party has any right of setoff with respect to claims it may have against the other party.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

8.1                                 Payment of Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

8.2                                 Survival of Confidentiality. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder; provided that, following the Closing, the foregoing restrictions will not apply to Buyer’s use of the Purchased Assets and any documents and information relating thereto.

8.3                                 Modification or Amendment. The parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

8.4                                 Waiver of Conditions. The conditions to each party’s obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

8.5                                 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.6                                 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Except as provided in Section 1.10, any and all disputes arising under this Agreement shall be adjudicated in the state or federal courts located in the State of New York, to whose exclusive jurisdiction the parties hereby irrevocably submit for such purpose and as to which venue the parties waive all objections.

8.7                                 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

(a)                                  If to Seller, to

Bushmaster Firearms

999 Roosevelt Trail, Building 3

P.O. Box 1385

Windham, ME 04062

Attn: Richard E. Dyke, Chairman

Fax: (207) 892-0109

with a copy to:

David J. Champoux, Esq.

Pierce Atwood LLP

One Monument Square

Portland, ME 04101-1110

Fax: (207) 791-1350

(b)                                 If to Buyer, to

Cerberus Capital Management, L.P.

299 Park Avenue, 22nd Floor

New York, NY 10171

Attn: Seth Plattus, Senior Managing Director

Fax: (212) 284-7902

and

Attn: George Kollitides, Senior Vice President

Fax: (212) 284-7916

with a copy to:

Roland Hlawaty, Esq.

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Fax: (212) 822-5735

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

8.8                                 Entire Agreement; Assignment. This Agreement (including the schedules and exhibits hereto), the documents to be executed and delivered hereunder, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, written or oral, between the parties with respect thereto. The parties agree and acknowledge that (i) this Agreement has not been entered into under time pressure, and that all parties have had an adequate opportunity to review this Agreement with counsel, (ii) no oral assurances have been given by any party that this Agreement is an interim agreement or that a more comprehensive Agreement is or will be forthcoming, (iii) there are no oral conditions or promises that supplement or modify the Agreement, and (iv) this Section 8.8 does not constitute “boilerplate,” but rather is a critical substantive provision of the Agreement. This Agreement may not be assigned by any party (by operation of law or otherwise) without the written consent of the other parties hereto, except that Buyer may assign any and all of its rights, interests and obligations hereunder (including without limitation its rights under Article VII) to an Affiliate provided that any such Affiliate agrees in writing to be bound by all the terms, conditions and provisions contained herein, but no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

8.9                                 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable pursuant to Article I hereof is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.10                           Certain Definitions. As used herein:

(a)                                  An “Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, control of a Person means the power, direct and indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be presumed to control that Person.

(b)                                 “Associate” means, with respect to any Person, (i) any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, (ii) any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

(c)                                  “Assumed Contracts” means the following contracts, obligations, understandings or commitments of Seller: (i) all contracts entered into prior to the date hereof and which remain in effect on the date hereof, which are set forth on Schedule 1.1(e) (other than the existing lease between Seller and BFI with respect to the Windham, Maine premises, which is not an Assumed Contract), (ii) all contracts (or amendments) entered into by Seller from and after the date hereof, other than those described in clause (iii) hereof, which require aggregate payments from or to Seller thereunder of $25,000 or more, provided the Buyer has consented to the execution of such contract, which consent shall not be unreasonably withheld, delayed or conditioned, and (iii) all other contracts (or amendments) entered into by Seller from and after the date hereof (A) which require aggregate payments from or to Seller thereunder of less than $25,000 individually or $100,000 in the aggregate or (B) providing for the sale of inventory or the purchase of parts on terms no less favorable to Seller than those contained in the Assumed Contracts applicable to such transactions.

(d)                                 “Business” means the manufacture, distribution or sale of firearms.

(e)                                  “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Maine or New York are authorized or obligated to close.

(f)                                    “Buyer Material Adverse Effect” shall mean any change, effect or circumstance that is adverse to the business, properties, financial condition or results of operations of Buyer or any of its Subsidiaries which is material to Buyer and its Subsidiaries, taken as a whole.

(g)                                 “Environmental Laws” shall mean any and all federal, state or local laws, rules, orders, regulations, statutes, common law, ordinances, codes, decrees or requirements of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning any Regulated Materials, environmental protection, or human health protection involving Regulated Materials as amended or whenever in effect;

(h)                                 “Governmental Entity” shall mean any federal, foreign, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, including the BATFE and State.

(i)                                     “Lien” means any lien, encumbrance, pledge, mortgage, security interest, assessment, levy, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction of any kind, character or nature or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

(j)                                     “Operative Agreements” shall mean, collectively, the Assignment Instruments, the Assumption Instruments, the Escrow Agreement and any other agreements to be entered into in connection with the transaction contemplated hereby.

(k)                                  “Permitted Liens” shall mean any (i) (A) platting, subdivision, zoning, building and other similar legal requirements which are not violated by the buildings, structures and other improvements located thereon, (B) easements, restrictive covenants, rights-of-way, leases, encroachments and other encumbrances and agreements, whether or not of record, (C)

reservations of coal, oil, gas, minerals and mineral interests, whether or not of record, and (D) minor imperfections of title, none of which items set forth in this clause (i) individually or in the aggregate, could reasonably be expected to materially impair the value of the Purchased Assets, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’, or other like liens securing obligations that are not delinquent, (iii) liens for taxes and other governmental charges, assessments or fees which are not yet due and payable, (iv) liens in favor of a landlord of leased property (A) created by operation of statutory or common law, (B) encumbering personal property located at such leased property, and (C) which do not secure any rents or other payments that are past due as of the date hereof or the Closing Date, and (v) liens encumbering the landlord’s interest under leased property.

(l)                                     “Person” means any natural person, corporation, limited liability company, general partnership limited partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

(m)                               “Real Property” means (i) the premises located at 999 Roosevelt Trail, Windham, Maine owned by Windham and presently leased to Seller pursuant to a Lease Agreement, dated as of January 1, 2006, (ii) the premises located at 1070 Metric Drive, Lake Havasu City, Arizona owned by Brainard-Burleson Family Trust and leased to Seller pursuant to a Lease Agreement, dated as of April 8, 2003, (iii) the storage facility located at 1281 Roosevelt Trail, Raymond, Maine, owned by Square J Realty, and leased to Seller pursuant to a Lease Agreement dated January 1, 2006, and (iv) the premises located at 1980 College Drive, Suite 3, Lake Havasu City, Arizona, owned by Robert P. Miller and Cheryl M. Miller (d/b/a Robert Miller Development) and leased to Seller pursuant to a Lease Agreement dated February 17, 2006.

(n)                                 “Regulated Materials” shall mean any pollutant, contaminant, hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in or with respect to which liability or standards of conduct are imposed under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, waste or used oil, natural or synthetic gas, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

(o)                                 “Seller Material Adverse Effect” shall mean any change, effect or circumstance that is adverse to the business, properties, financial condition, prospects or results of operations of Seller which is material to Seller, or the Purchased Assets, taken as a whole, but shall not include any change, effect or circumstance arising from any change, effect or circumstance that is generally applicable to or in (i) the United States economy or the Maine economy generally, or (ii) the United States or global financial or capital markets.

(p)                                 “Seller’s knowledge” or words of like import shall mean a particular fact or other matter that of any of the following named individuals actually knows, without any special investigation or implication of the knowledge of others: RD, JD, John DeSantis, Allen Faraday and Richard Thurston, it being understood and acknowledged that such individuals, in some instances, are not involved in the day-to-day operations of Seller.

(q)                                 “Subsidiary” shall mean, when used with reference to any entity, any corporation, partnership, joint venture, limited liability corporation or other entity in which the former entity owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or equity interests or is a general partner.

8.11                           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

8.12                           Captions; Interpretation. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. No party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arm’s length negotiations between the parties and their respective counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BUSHMASTER FIREARMS INTERNATIONAL, LLC

By:	/s/ George Kollitides
Name:	George Kollitides
Title:	Executive Vice President

BUSHMASTER FIREARMS

By:	/s/ Richard E. Dyke, Chairman
Richard E. Dyke, Chairman

/s/ Richard E. Dyke
Richard E. Dyke

/s/ Jeffrey E. Dyke
Jeffrey E. Dyke

THE JEFFREY TRUST U/I DATED MAY 16, 1975

By:	/s/ Thomas Cattell
Name:	Thomas Cattell
Title:	SVP